EXHIBIT 5.1

                 [Letterhead of Stubbs Alderton & Markiles, LLP]

                                  May 31, 2006


Tag-It Pacific, Inc.
21900 Burbank Boulevard, Suite 270
Woodland Hills, CA 91367

Ladies/Gentlemen:

         At your request, we have examined this Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by Tag-It Pacific, Inc., a Delaware corporation (the "Company"), in order to register for original issuance under the Securities Act of 1933, as amended (the "Act"), 1,625,000 shares of common stock of the Company (the "Shares"), issuable pursuant to certain non-statutory stock option agreements, each as identified in the Registration Statement (the "Agreements").

         We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Agreements, and upon receipt by the Company of the consideration identified therein, the Shares will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus and/or Reoffer Prospectus constituting a part thereof.


                             Respectfully submitted,

                             /s/ Stubbs Alderton & Markiles, LLP
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                             STUBBS ALDERTON & MARKILES, LLP